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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Genesis HealthCare Corporation:


We consent to the use of our report dated June 24, 2004, with respect to the statement of net assets available for benefits of the Genesis HealthCare Corporation 401(K) Plan (the Plan) as of December 31, 2003, and the related statement of changes in net assets available for benefits for the period December 1, 2003 (the inception of the Plan) through December 31, 2003, and the related schedule, which report appears in the December 31, 2003 Annual Report on Form 11-K of the Plan.

                                                       /s/ KPMG LLP

Philadelphia, Pennsylvania
June 28, 2004